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                                                                    Exhibit 99.1



                                                             Media contact:
                                                             Deborah L. Humphrey
                                                             864-282-9571

                                                             Analyst contact:
                                                             James H. Dorton
                                                             864-282-9500


FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 19, 1999


                        BOWATER ANNOUNCES AGREEMENT FOR
                     THE SALE OF GREAT NORTHERN PAPER, INC.

GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) today announced that it has signed an agreement with Inexcon Maine, Inc., a Quebec-based investment group, for the purchase of Great Northern Paper, Inc. (GNP) for an undisclosed purchase price. The transaction is subject to the completion of financing, and certain other conditions and regulatory approvals.

         GNP, a wholly-owned subsidiary of Bowater, operates pulp and paper mills in Millinocket and East Millinocket, Maine, and owns approximately 380,000 acres of timberlands and an extensive hydroelectric system.

         Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint. In addition, the company makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. It has 10 pulp and paper mills in the United States, Canada and South Korea. These operations are supported by 2.4 million acres of timberlands owned or leased in the United States and Canada and over 14 million acres of timber cutting rights in Canada. The company is one of the world's largest users of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, U.S. regional exchanges and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto and Montreal exchanges (TSE and ME: BWX).

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